                                                                EXHIBIT 99


                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS


                        As of December 31, 1996 and 1995
                             and for the years ended
                        December 31, 1996, 1995 and 1994

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
MBIA INSURANCE CORPORATION:

We have audited the accompanying consolidated balance sheets of MBIA Insurance Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MBIA Insurance Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                        /S/ COOPERS & LYBRAND L. L. P.


New York, New York
February 3, 1997.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands except per share amounts)

                                                                December 31, 1996   December 31, 1995
                                                                -----------------   -----------------
                    ASSETS
Investments:
   Fixed-maturity securities held as available-for-sale
     at fair value (amortized cost $4,001,562 and $3,428,986)        $4,149,700            $3,652,621
   Short-term investments, at amortized cost
     (which approximates fair value)                                    169,889               198,035
   Other investments                                                     14,851                14,064
                                                                     ----------            ----------
        TOTAL INVESTMENTS                                             4,334,440             3,864,720
Cash and cash equivalents                                                 3,288                 2,135
Securities purchased under agreements to resell                         108,900                   ---
Accrued investment income                                                65,194                60,247
Deferred acquisition costs                                              147,750               140,348
Prepaid reinsurance premiums                                            216,846               200,887
Goodwill (less accumulated amortization of
   $42,262 and $37,366)                                                 100,718               105,614
Property and equipment, at cost (less accumulated
   depreciation of $14,782 and $12,137)                                  47,176                41,169
Receivable for investments sold                                             975                 5,729
Other assets                                                             40,871                42,145
                                                                     ----------            ----------
        TOTAL ASSETS                                                 $5,066,158            $4,462,994
                                                                     ==========            ==========
               LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
   Deferred premium revenue                                          $1,785,875            $1,616,315
   Loss and loss adjustment expense reserves                             59,314                42,505
   Securities sold under agreements to repurchase                       108,900                   ---
   Deferred income taxes                                                195,704               212,925
   Payable for investments purchased                                     48,811                10,695
   Other liabilities                                                     63,683                54,682
                                                                     ----------            ----------
        TOTAL LIABILITIES                                             2,262,287             1,937,122
                                                                     ----------            ----------
Shareholder's Equity:
   Common stock, par value $150 per share; authorized,
     issued and outstanding - 100,000 shares                             15,000                15,000
   Additional paid-in capital                                         1,041,876             1,021,584
   Retained earnings                                                  1,651,315             1,341,855
   Cumulative translation adjustment                                     (1,188)                2,704
   Unrealized appreciation of investments,
     net of deferred income tax provision
     of $52,175 and $78,372                                              96,868               144,729
                                                                     ----------            ----------
        TOTAL SHAREHOLDER'S EQUITY                                    2,803,871             2,525,872
                                                                     ----------            ----------
        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                   $5,066,158            $4,462,994
                                                                     ==========            ==========

         The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)

                                                               Years ended December 31
                                                 ----------------------------------------------------
                                                     1996               1995                1994
                                                 -------------     --------------      --------------
Revenues:
     Gross premiums written                           $462,444           $349,812            $361,523
     Ceded premiums                                    (54,852)           (45,050)            (49,281)
                                                 -------------     --------------      --------------
         Net premiums written                          407,592            304,762             312,242
     Increase in deferred premium revenue             (154,111)           (88,365)            (93,226)
                                                 -------------     --------------      --------------
         Premiums earned (net of ceded
             premiums of $38,893,
              $30,655 and $33,340)                     253,481            216,397             219,016
     Net investment income                             247,286            219,834             193,966
     Net realized gains                                 11,740              7,777              10,335
     Other                                               3,163              2,168               1,539
                                                 -------------     --------------      --------------
         Total revenues                                515,670            446,176             424,856
                                                 -------------     --------------      --------------
Expenses:
     Losses and loss adjustment                         15,334             10,639               8,093
     Policy acquisition costs, net                      24,660             21,283              21,845
     Operating                                          46,654             41,812              41,044
                                                 -------------     --------------      --------------
         Total expenses                                 86,648             73,734              70,982
                                                 -------------     --------------      --------------
Income before income taxes                             429,022            372,442             353,874
Provision for income taxes                              90,562             81,748              77,125
                                                 -------------     --------------      --------------
Net income                                            $338,460           $290,694            $276,749
                                                 =============     ==============      ==============

         The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
              For the years ended December 31, 1996, 1995 and 1994
                     (In thousands except per share amounts)

                                                                                                          Unrealized
                                            Common Stock       Additional                Cumulative     Appreciation
                                         -------------------      Paid-in    Retained   Translation    (Depreciation)
                                          Shares      Amount      Capital    Earnings    Adjustment   of Investments
                                         --------    -------   ----------   ----------  -----------   --------------
Balance, January 1, 1994                 100,000     $15,000   $  943,794   $  895,312      $(1,203)         $ 4,840
Net income                                   ---         ---          ---      276,749          ---              ---
Change in foreign currency translation       ---         ---          ---          ---        1,630              ---
Change in unrealized depreciation
   of investments net of change in
   deferred income taxes of $27,940          ---         ---          ---          ---          ---          (52,480)
Dividends declared (per
   common share $380.00)                     ---         ---          ---      (38,000)         ---              ---
Tax reduction related to tax sharing
   agreement with MBIA Inc.                  ---         ---        9,861          ---          ---              ---
                                         -------     -------   ----------   ----------  -----------   --------------
Balance, December 31, 1994               100,000      15,000      953,655    1,134,061          427          (47,640)
                                         -------     -------   ----------   ----------  -----------   --------------
Net income                                   ---         ---          ---      290,694          ---              ---
Change in foreign currency translation       ---         ---          ---          ---        2,277              ---
Change in unrealized appreciation
   of investments net of change in
   deferred income taxes of $(103,707)       ---         ---          ---          ---          ---          192,369
Dividends declared (per
   common share $829.00)                     ---         ---          ---      (82,900)         ---              ---
Capital contribution from MBIA Inc.          ---         ---       52,800          ---          ---              ---
Tax reduction related to tax sharing
   agreement with MBIA Inc.                  ---         ---       15,129          ---          ---              ---
                                         -------     -------   ----------   ----------  -----------   --------------
Balance, December 31, 1995               100,000      15,000    1,021,584    1,341,855        2,704          144,729
                                         -------     -------   ----------   ----------  -----------   --------------
Net income                                   ---         ---          ---      338,460          ---              ---
Change in foreign currency translation       ---         ---          ---          ---       (3,892)             ---
Change in unrealized appreciation
   of investments net of change in
   deferred income taxes of $26,197          ---         ---          ---          ---          ---          (47,861)
Dividends declared (per
   common share $290.00)                     ---         ---          ---      (29,000)         ---              ---
Tax reduction related to tax sharing
   agreement with MBIA Inc.                  ---         ---       20,292          ---          ---              ---
                                         -------     -------   ----------   ----------  -----------   --------------
Balance, December 31, 1996               100,000     $15,000   $1,041,876   $1,651,315      $(1,188)         $96,868
                                         =======     =======   ==========   ==========  ===========   ==============

         The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                     Years ended December 31
                                                            --------------------------------------
                                                               1996          1995          1994
                                                            ----------     --------     ----------
Cash flows from operating activities:
      Net income                                            $  338,460     $290,694     $  276,749
      Adjustments to reconcile net income to net
        cash provided by operating activities:
          Increase in accrued investment income                 (4,947)      (4,900)        (3,833)
          Increase in deferred acquisition costs                (7,402)      (7,300)       (12,564)
          Increase in prepaid reinsurance premiums             (15,959)     (14,395)       (15,941)
          Increase in deferred premium revenue                 170,070      104,104        109,167
          Increase in loss and loss adjustment
            expense reserves                                    16,809        2,357          6,413
          Depreciation                                           2,952        2,676          1,607
          Amortization of goodwill                               4,896        4,929          4,961
          Amortization of bond (discount) premium, net          (7,526)      (2,426)           621
          Net realized gains on sale of investments            (11,740)      (7,778)       (10,335)
          Deferred income taxes                                  8,982       11,391         19,082
          Other, net                                            26,687       29,080         (8,469)
                                                            ----------    ---------     ----------
          Total adjustments to net income                      182,822      117,738         90,709
                                                            ----------    ---------     ----------

          Net cash provided by operating activities            521,282      408,432        367,458
                                                            ----------    ---------     ----------

Cash flows from investing activities:
      Purchase of fixed-maturity securities, net
        of payable for investments purchased                (1,519,213)    (897,128)    (1,060,033)
      Sale of fixed-maturity securities, net of
        receivable for investments sold                        873,823      473,352        515,548
      Redemption of fixed-maturity securities,
        net of receivable for investments redeemed             158,087       83,448        128,274
      Sale (purchase) of short-term investments, net             4,676      (32,281)         3,547
      Sale (purchase) of other investments, net                    468         (692)        87,456
      Capital expenditures, net of disposals                    (8,970)      (4,228)        (3,665)
                                                            ----------     --------     ----------

          Net cash used by investing activities               (491,129)    (377,529)      (328,873)
                                                            ----------     --------     ----------

Cash flows from financing activities:
      Capital contribution from MBIA Inc.                          ---       52,800            ---
      Dividends paid                                           (29,000)     (82,900)       (38,000)
                                                            ----------     --------     ----------

          Net cash used by financing activities                (29,000)     (30,100)       (38,000)
                                                            ----------     --------     ----------

Net increase in cash and cash equivalents                        1,153          803            585
Cash and cash equivalents - beginning of year                    2,135        1,332            747
                                                            ----------     --------     ----------

Cash and cash equivalents - end of year                     $    3,288     $  2,135     $    1,332
                                                            ==========     ========     ==========

Supplemental cash flow disclosures:
      Income taxes paid                                     $   63,018     $ 50,790     $   53,569

         The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION
MBIA Insurance Corporation (MBIA Corp.), formerly known as Municipal Bond Investors Assurance Corporation, is a wholly owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies.

     Effective December 31, 1989, MBIA Inc. acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. (BIG), the parent company of Bond Investors Guaranty Insurance Company (BIG Ins.), which was subsequently renamed MBIA Insurance Corp. of Illinois (MBIA Illinois).

     In January 1990, MBIA Illinois ceded its portfolio of net insured obligations to MBIA Corp. in exchange for cash and investments equal to its unearned premium reserve of $153 million. Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. resulting in additional paid-in capital of $200 million. The insured portfolio acquired from BIG Ins. consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31, 1990, BIG was merged into MBIA Illinois.

     Also in 1990, MBIA Inc. formed MBIA Assurance S.A. (MBIA Assurance), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 resulting in additional paid-in capital of $6 million. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

     In 1993, MBIA Inc. formed a wholly owned subsidiary, MBIA Investment Management Corp. (IMC). IMC, which commenced operations in August 1993, provides guaranteed investment agreements to states, municipalities and municipal authorities that are guaranteed as to principal and interest. MBIA Corp. insures IMC's outstanding investment agreement liabilities.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     In 1994, MBIA Inc. formed a wholly owned subsidiary, MBIA Securities Corp. which was subsequently renamed MBIA Capital Management Corp. (CMC). CMC provides fixed-income investment management services for MBIA Inc., its municipal cash management service businesses and public pension funds. In 1995, portfolio management for a portion of MBIA Corp.'s insurance related investment portfolio was transferred to CMC; the management of the balance of this portfolio was transferred in January 1996.


2.  SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

CONSOLIDATION
The consolidated financial statements include the accounts of MBIA Corp. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

INVESTMENTS
MBIA Corp.'s entire investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholder's equity.

     Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     Other investments include MBIA Corp.'s interest in a limited partnership and a mutual fund which invests principally in marketable equity securities. MBIA Corp. records dividends from these investments as a component of investment income. In addition, MBIA Corp. records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholder's equity.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and demand deposits with banks.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at principal or contract value. It is MBIA Corp.'s policy to take possession of securities purchased under agreements to resell.

     MBIA Corp. minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

POLICY ACQUISITION COSTS
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

PREMIUM  REVENUE  RECOGNITION
Premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding or defeasance accomplished by placing U.S. Government securities in escrow, the

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


remaining deferred premium revenue, net of the portion which is credited to a new policy in those cases where MBIA Corp. insures the refunding issue, is earned at that time, since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

GOODWILL
Goodwill represents the excess of the cost of acquisitions over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

PROPERTY AND EQUIPMENT
Property and equipment consists of MBIA Corp.'s headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated on the straight-line method over their estimated service lives ranging from 2 to 31 years. Maintenance and repairs are charged to expenses as incurred.

LOSSES AND LOSS ADJUSTMENT EXPENSES
Reserves for losses and loss adjustment expenses (LAE) are established in an amount equal to MBIA Corp.'s estimate of the identified and unidentified losses, including costs of settlement, on the obligations it has insured.

     To the extent that specific insured issues are identified as currently or likely to be in default, the present value of expected payments, including loss and LAE associated with these issues, net of expected recoveries, is allocated within the total loss reserve as case-specific reserves. Management of MBIA Corp. periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

INCOME TAXES
MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand alone basis. Any benefit derived by MBIA Corp. as a result of the tax

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder's equity for financial reporting purposes.

     Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs and the contingency reserve.

     The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest bearing U.S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholder's equity.


3.  STATUTORY ACCOUNTING PRACTICES

The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

o premiums are earned only when the related risk has expired rather than over the period of the risk;

o acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


o a contingency reserve is computed on the basis of statutory requirements, and reserves for losses and LAE are established, at present value, for specific insured issues which are identified as currently or likely to be in default. Under GAAP, reserves are established based on MBIA Corp.'s reasonable estimate of the identified and unidentified losses and LAE on the insured obligations it has written;

o federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

o fixed-maturity securities are reported at amortized cost rather than fair value;

o tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

o certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

     The following is a reconciliation of consolidated shareholder's equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                             As of December 31
                                  -----------------------------------------
In thousands                         1996           1995            1994
---------------------------------------------------------------------------
GAAP shareholder's equity         $2,803,871     $2,525,872      $2,055,503
Premium revenue recognition         (368,762)      (328,450)       (296,524)
Deferral of acquisition costs       (147,750)      (140,348)       (133,048)
Unrealized (gains) losses           (148,138)      (223,635)         71,932
Contingency reserve                 (892,793)      (743,510)       (620,988)
Loss and loss adjustment
  expense reserves                    39,065         28,024          18,181
Deferred income taxes                195,704        205,425          90,328
Tax and loss bonds                   103,008         70,771          50,471
Goodwill                            (100,718)      (105,614)       (110,543)
Other                                (16,465)       (14,397)        (15,274)
---------------------------------------------------------------------------
Statutory capital and surplus     $1,467,022     $1,274,138      $1,110,038
---------------------------------------------------------------------------

     Consolidated net income of MBIA Corp. determined in accordance with statutory accounting practices for the years ended December 31, 1996, 1995 and 1994 was $316.6 million, $278.3 million and $224.9 million, respectively.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


4.  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS

Premiums earned include $44.4 million, $34.0 million and $53.0 million for 1996, 1995 and 1994, respectively, related to refunded and called bonds.


5.  INVESTMENTS

MBIA Corp.'s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. MBIA Corp.'s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

     The  following  tables set forth the  amortized  cost and fair value of the
fixed-maturities  and  short-term   investments  included  in  the  consolidated
investment portfolio of MBIA Corp. as of December 31, 1996 and 1995.


                                         Gross         Gross
                       Amortized    Unrealized    Unrealized             Fair
In thousands                Cost         Gains        Losses            Value
-----------------------------------------------------------------------------
December 31, 1996
Taxable bonds
 United States
   Treasury and
   Government Agency  $    6,585      $    171      $    (10)      $    6,746
 Corporate and other
   obligations           767,472        13,978        (7,272)         774,178
 Mortgage-backed         472,295        12,185        (4,003)         480,477
Tax-exempt bonds
 State and municipal
   obligations         2,925,099       137,389        (4,300)       3,058,188
-----------------------------------------------------------------------------
Total                 $4,171,451      $163,723      $(15,585)      $4,319,589
-----------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                                         Gross         Gross
                       Amortized    Unrealized    Unrealized          Fair
In thousands                Cost         Gains        Losses         Value
--------------------------------------------------------------------------
December 31, 1995
Taxable bonds
 United States
  Treasury and
  Government Agency   $    6,742      $    354       $  ---     $    7,096
 Corporate and
  other obligations      592,604        30,536         (212)       622,928
 Mortgage-backed         389,943        21,403         (932)       410,414
Tax-exempt bonds
 State and municipal
  obligations          2,637,732       175,081        (2,595)    2,810,218
--------------------------------------------------------------------------
Total                 $3,627,021      $227,374       $(3,739)   $3,850,656
--------------------------------------------------------------------------

     Fixed-maturity investments carried at fair value of $7.8 million and $8.2 million as of December 31, 1996 and 1995, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

     The table below sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 1996. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                          Amortized             Fair
In thousands                                   Cost            Value
--------------------------------------------------------------------
Maturity
Within 1 year                            $  158,786       $  158,768
Beyond 1 year but within 5 years            535,176          561,478
Beyond 5 years but within 10 years        1,218,877        1,263,126
Beyond 10 years but within 15 years         828,646          867,813
Beyond 15 years but within 20 years         807,952          836,153
Beyond 20 years                             149,719          151,774
--------------------------------------------------------------------
                                          3,699,156        3,839,112
Mortgage-backed                             472,295          480,477
--------------------------------------------------------------------
Total fixed-maturities and
  short-term investments                 $4,171,451       $4,319,589
--------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


6.  INVESTMENT INCOME AND GAINS AND LOSSES

Investment income consists of:
                                         Years ended December 31
                                  ------------------------------------
In thousands                        1996          1995          1994
----------------------------------------------------------------------
Fixed-maturities                  $245,109      $216,653      $193,729
Short-term investments               4,961         6,008         3,003
Other investments                       61            17            12
----------------------------------------------------------------------
 Gross investment income           250,131       222,678       196,744
Investment expenses                  2,845         2,844         2,778
----------------------------------------------------------------------
 Net investment income             247,286       219,834       193,966

Net realized gains (losses):
 Fixed-maturities:
   Gains                            16,760         9,941         9,635
   Losses                           (5,353)       (2,537)       (8,851)
----------------------------------------------------------------------
   Net                              11,407         7,404           784
----------------------------------------------------------------------
 Other investments:
   Gains                               333           382         9,551
   Losses                              ---            (9)          ---
----------------------------------------------------------------------
   Net                                 333           373         9,551
----------------------------------------------------------------------
 Total realized gains               11,740         7,777        10,335
----------------------------------------------------------------------
Total investment income           $259,026      $227,611      $204,301
----------------------------------------------------------------------

         Net unrealized gains consist of:

                                 As of December 31
                                --------------------
 In thousands                      1996      1995
 ---------------------------------------------------
 Fixed-maturities:
  Gains                         $163,723   $227,374
  Losses                         (15,585)    (3,739)
 ---------------------------------------------------
  Net                            148,138    223,635
 Other investments:
  Gains                              934        287
  Losses                             (29)      (821)
 ---------------------------------------------------
  Net                                905       (534)
 ---------------------------------------------------
 Total                           149,043    223,101
 Deferred income taxes            52,175     78,372
 ---------------------------------------------------
 Unrealized gains, net          $ 96,868   $144,729
 ---------------------------------------------------

     The deferred taxes relate primarily to unrealized gains and losses on MBIA Corp.'s fixed-maturity investments, which are reflected in shareholder's equity.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     The change in net unrealized gains (losses) consists of:

                                         Years ended December 31
                                  ------------------------------------
In thousands                        1996          1995          1994
----------------------------------------------------------------------
Fixed-maturities                 $(75,497)      $295,567    $(289,327)
Other investments                   1,439            508       (8,488)
----------------------------------------------------------------------
Total                             (74,058)       296,075     (297,815)
Deferred income taxes             (26,197)       103,706      (27,940)
----------------------------------------------------------------------
Unrealized gains (losses), net   $(47,861)      $192,369    $(269,875)
----------------------------------------------------------------------

7.  INCOME TAXES

The provision for income taxes is composed of:

                                       Years ended December 31
                                  --------------------------------
In thousands                        1996          1995        1994
------------------------------------------------------------------
Current                          $81,580       $70,357     $58,043
Deferred                           8,982        11,391      19,082
------------------------------------------------------------------
Total                            $90,562       $81,748     $77,125
------------------------------------------------------------------

     The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.'s effective income tax rate differs from the statutory rate on ordinary income. The reasons for MBIA Corp.'s lower effective tax rates are as follows:

                                            Years ended December 31
                                        ----------------------------------
                                          1996          1995        1994
--------------------------------------------------------------------------
Income taxes computed on pre-tax
  financial income at statutory rates     35.0 %        35.0 %      35.0 %
Increase (reduction) in taxes
  resulting from:
    Tax-exempt interest                  (12.0)        (12.5)      (12.0)
    Amortization of goodwill               0.4           0.5         0.5
    Other                                 (2.3)         (1.1)       (1.7)
--------------------------------------------------------------------------
Provision for income taxes                21.1 %        21.9 %      21.8 %
--------------------------------------------------------------------------

     MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:

In thousands                                       1996       1995
------------------------------------------------------------------
Deferred tax assets
 Tax and loss bonds                            $102,222   $ 71,183
 Alternative minimum tax credit carryforward     58,068     39,072
 Loss and loss adjustment expense reserves       13,673      9,809
 Other                                            3,305        954
------------------------------------------------------------------
Total gross deferred tax assets                 177,268    121,018
------------------------------------------------------------------
Deferred tax liabilities
 Contingency reserve                            186,173    131,174
 Deferred premium revenue                        76,526     64,709
 Deferred acquisition costs                      51,713     49,122
 Unrealized gains                                52,175     78,372
 Contingent commissions                             491      7,158
 Other                                            5,894      3,408
------------------------------------------------------------------
Total gross deferred tax liabilities            372,972    333,943
------------------------------------------------------------------
Net deferred tax liability                     $195,704   $212,925
------------------------------------------------------------------


8.  DIVIDENDS AND CAPITAL REQUIREMENTS

Under New York state insurance law, MBIA Corp. may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus as shown on its last filed statutory-basis financial statements, or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had $118 million available for the payment of dividends as of December 31, 1996. In 1996, 1995 and 1994, MBIA Corp. declared and paid dividends of $29 million, $83 million and $38 million, respectively, to MBIA Inc.

     Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


greater of 10% of policyholders' surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without prior approval of the Illinois State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Illinois had $10 million available for the payment of dividends as of December 31, 1996.

     The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 1996.


9.  LINES OF CREDIT

MBIA Corp. has a standby line of credit commitment in the amount of $725 million with a group of major banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from September 30, 1996 in excess of the greater of $500 million or 6.25% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on September 30, 2003 and contains an annual renewal provision subject to approval by the bank group.

     MBIA Corp. and MBIA Inc. maintain bank liquidity facilities aggregating $300 million. At December 31, 1996, MBIA Inc. had $29.1 million outstanding under these facilities.


10.  NET INSURANCE IN FORCE

MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


     The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

     As of December 31, 1996, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-42 years. The distribution of net insurance in force by geographic location and type of bond, including $3.3 billion and $2.7 billion relating to IMC's municipal investment agreements guaranteed by MBIA Corp. in 1996 and 1995, respectively, is set forth in the following tables:


                                      As of December 31
              -----------------------------------------------------------------
$ in billions              1996                             1995
---------------------------------------------  --------------------------------
                   Net       Number  % of Net       Net       Number  % of Net
Geographic   Insurance    of Issues Insurance Insurance    of Issues Insurance
Location      In Force  Outstanding  In Force  In Force  Outstanding  In Force
--------------------------------------------- --------------------------------
Domestic
 California     $ 60.7        3,378     14.6%    $ 51.2        3,122     14.8%
 New York         33.7        5,057      8.1       30.1        4,846      8.7
 Florida          29.6        1,632      7.1       26.9        1,684      7.7
 Texas            21.9        2,052      5.3       20.4        2,031      5.9
 Pennsylvania     21.2        2,216      5.1       19.7        2,143      5.7
 New Jersey       18.8        1,863      4.6       16.4        1,730      4.7
 Illinois         18.5        1,145      4.5       15.0        1,090      4.3
 Ohio             11.1        1,032      2.7        9.1        1,017      2.6
 Massachusetts    10.9        1,100      2.6        9.3        1,070      2.7
 Michigan          9.5        1,021      2.3        7.9        1,012      2.3
--------------------------------------------     ----------------------------
  Subtotal       235.9       20,496     56.9      206.0       19,745     59.4
 Other states    170.1       11,502     41.1      135.6       11,147     39.1
--------------------------------------------     ----------------------------
  Total domestic 406.0       31,998     98.0      341.6       30,892     98.5
International      8.4          169      2.0        5.1           53      1.5
--------------------------------------------     ----------------------------
Total           $414.4       32,167    100.0%    $346.7       30,945    100.0%
--------------------------------------------     ----------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                     As of December 31
              ----------------------------------------------------------------
$ in billions              1996                             1995
---------------------------------------------   --------------------------------
                   Net       Number  % of Net         Net       Number  % of Net
             Insurance    of Issues Insurance   Insurance    of Issues Insurance
Type of Bond  In Force  Outstanding  In Force    In Force  Outstanding  In Force
---------------------------------------------   --------------------------------
Domestic
 Municipal:
  General
   obligation   $110.5       11,763     26.7%      $ 91.6       11,445     26.4%
  Utilities       67.9        4,799     16.4         60.3        4,931     17.4
  Health care     54.0        2,386     13.0         51.9        2,458     15.0
  Transportation  30.3        1,520      7.3         25.5        1,562      7.4
  Special
   revenue        28.9        1,543      7.0         24.4        1,445      7.0
  Industrial
   development
    and
    pollution
    control
    revenue       18.1          931      4.4        17.2          924       5.0
  Higher
   education      17.8        1,309      4.3        15.2        1,261       4.4
  Housing         17.7        2,455      4.3        15.8        2,671       4.5
  Other            3.8          169      0.9         7.3          134       2.1
---------------------------------------------     ------------------------------
   Total
    municipal    349.0       26,875     84.3       309.2       26,831      89.2
---------------------------------------------     ------------------------------
 Structured
  finance*        38.6          349      9.3        20.2          256       5.8
 Other            18.4        4,774      4.4        12.2        3,805       3.5
---------------------------------------------     ------------------------------
   Total
    domestic     406.0       31,998     98.0       341.6       30,892      98.5
---------------------------------------------     ------------------------------
International
 Infrastructure    3.6          121      0.9         1.6           34       0.5
 Structured
  finance*         2.1           22      0.5         1.6            8       0.5
 Other             2.7           26      0.6         1.9           11       0.5
---------------------------------------------     ------------------------------
   Total
    international  8.4          169      2.0         5.1           53       1.5
---------------------------------------------     ------------------------------
Total           $414.4       32,167    100.0%     $346.7       30,945     100.0%
---------------------------------------------     ------------------------------
* Asset-/mortgage-backed

11.  REINSURANCE

MBIA Corp. reinsures portions of its risks with other insurance companies through various quota and surplus share reinsurance treaties and facultative agreements. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $57.6 billion and $50.1 billion, at

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


December 31, 1996 and 1995, respectively. The distribution of ceded insurance in force by geographic location and type of bond is set forth in the following tables:

                                           As of December 31
                        -------------------------------------------------
In billions                        1996                      1995
----------------------------------------------     ----------------------
                                          % of                       % of
                            Ceded        Ceded         Ceded        Ceded
                        Insurance Insurance Insurance Insurance Geographic Location In Force In Force In Force In Force
----------------------------------------------     ----------------------
Domestic
 California                 $ 9.4        16.2%         $ 8.8        17.5%
 New York                     6.2        10.7            5.7        11.4
 New Jersey                   3.3         5.7            3.1         6.1
 Texas                        2.9         5.1            2.8         5.6
 Pennsylvania                 2.9         5.1            2.7         5.4
 Illinois                     2.6         4.5            2.2         4.5
 Florida                      2.4         4.1            2.3         4.6
 Washington                   1.9         3.2            1.4         2.7
 District of Columbia         1.5         2.7            1.5         3.0
 Massachusetts                1.4         2.5            1.1         2.1
 Ohio                         1.3         2.3            1.0         2.0
 Puerto Rico                  1.2         2.1            1.3         2.6
----------------------------------------------     ----------------------
  Subtotal                   37.0        64.2           33.9        67.5
 Other states                16.9        29.4           14.4        28.8
----------------------------------------------     ----------------------
  Total domestic             53.9        93.6           48.3        96.3
International                 3.7         6.4            1.8         3.7
----------------------------------------------     ----------------------
Total                       $57.6       100.0%         $50.1       100.0%
----------------------------------------------     ----------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                        As of December 31
                        -------------------------------------------------
In billions                        1996                      1995
----------------------------------------------     ----------------------
                                          % of                       % of
                            Ceded        Ceded         Ceded        Ceded
                        Insurance    Insurance     Insurance    Insurance
Type of Bond             In Force     In Force      In Force     In Force
----------------------------------------------     ----------------------
Domestic
 Municipal:
  General obligation        $14.4        24.9%         $11.7        23.3%
  Utilities                  10.2        17.7            9.0        18.0
  Transportation              6.4        11.1            5.5        11.0
  Health care                 6.3        11.0            6.6        13.1
  Special revenue             3.4         5.9            3.2         6.4
  Industrial
   development and
   pollution control
    revenue                   3.2         5.6            3.0         6.0
  Housing                     1.6         2.7            1.4         2.8
  Higher education            1.5         2.6            1.2         2.4
  Other                       1.0         1.7            2.4         4.8
----------------------------------------------         ------------------
    Total municipal          48.0        83.2           44.0        87.8
 Structured finance*          4.5         7.9            3.6         7.2
 Other                        1.4         2.5            0.7         1.3
----------------------------------------------         ------------------
    Total domestic           53.9        93.6           48.3        96.3
----------------------------------------------         ------------------
International
 Infrastructure               1.6         2.7            0.7         1.4
 Structured finance*          1.1         1.9            0.2         0.5
 Other                        1.0         1.8            0.9         1.8
----------------------------------------------         ------------------
    Total international       3.7         6.4            1.8         3.7
----------------------------------------------         ------------------
Total                       $57.6       100.0%         $50.1       100.0%
----------------------------------------------         ------------------
* Asset-/mortgage-backed

12.  EMPLOYEE BENEFITS

MBIA Corp. participates in MBIA Inc.'s pension plan covering substantially all employees. The pension plan is a defined contribution plan and MBIA Corp. contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 1996, 1995 and 1994 was $3.4 million, $3.2 million and $3.0 million, respectively. MBIA Corp. also has a profit sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of total compensation. MBIA Corp. contributions to the profit sharing plan

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


aggregated $1.5 million, $1.4 million and $1.4 million for the years ended December 31, 1996, 1995 and 1994, respectively. The 401(k) plan amounts are invested in common stock of MBIA Inc. Amounts relating to the above plans that exceed limitations established by Federal regulations are contributed to a non-qualified deferred compensation plan. Of the above amounts for the pension and profit sharing plans, $3.0 million, $2.7 million and $2.6 million for the years ended December 31, 1996, 1995 and 1994, respectively, are included in policy acquisition costs.

     MBIA Corp. also participates in MBIA Inc.'s common stock incentive plan which enables employees of MBIA Corp. to acquire shares of MBIA Inc. or to benefit from appreciation in the price of the common stock of MBIA Inc.

     MBIA Corp. also participates in MBIA Inc.'s restricted stock program, adopted in December 1995, whereby key executive officers of MBIA Corp. are granted restricted shares of MBIA Inc. common stock. During 1996 and 1995, the amounts amortized were $164,000 and $9,000, respectively, of which $102,000 and $5,000 are included in policy acquisition costs.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required MBIA Inc. to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. MBIA Inc. adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, the adoption of SFAS 123 had no impact on MBIA Corp.'s financial position or results of operations. Had compensation cost for the MBIA Inc. stock option program been recognized based on the fair value at the grant date consistent with the recognition provisions of SFAS 123, the impact on MBIA Corp.'s net income would not have been material. However, since the options vest over five years and additional awards could be made in future years, the effects of applying SFAS 123 in 1996 are not likely to be representative of the effects on reported net income for future years.

13.  RELATED PARTY TRANSACTIONS

Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association, one of which is a former principal shareholder of MBIA Inc., which had their Standard & Poor's Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent instead of to the former Association member as was previously required. The aggregate amount payable by MBIA Corp. on these surety bonds is limited to $340 million. These surety bonds remain outstanding as of December 31, 1996.

     MBIA Corp. had investment management and advisory agreements with an affiliate of a former principal shareholder of MBIA Inc., which provided for payment of fees on assets under management. Total related expenses for the years ended December 31, 1995 and 1994 amounted to $2.5 million and $2.6 million, respectively. These agreements were terminated on January 1, 1996 at which time CMC assumed full management of MBIA Corp.'s consolidated investment portfolios. Total fees paid to CMC on assets under management for the years

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


ended December 31, 1996 and 1995 amounted to $2.8 million and $0.1 million, respectively.

     MBIA Corp. has various insurance coverages provided by a former principal shareholder of MBIA Inc., the cost of which totaled $2.1 million, $1.9 million and $1.9 million, respectively, for the years ended December 31, 1996, 1995 and 1994.

     Included in other assets at December 31, 1996 and 1995 is $2.0 million and $1.1 million of net receivables from MBIA Inc. and other subsidiaries.

     As of December 31, 1996, MBIA Corp. held securities subject to agreements to resell of $108.9 million, and transferred securities subject to agreements to repurchase of $108.9 million with IMC and MBIA Inc. These agreements have a term of less than one year. The interest expense paid and income received relating to these agreements for the year ended December 31, 1996 was $2.3 million and $2.4 million, respectively.


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

FIXED-MATURITY SECURITIES - The fair value of fixed-maturity securities is based upon quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS - Short-term investments are carried at amortized cost which approximates fair value.

OTHER INVESTMENTS - Other investments include MBIA Corp.'s interest in a limited partnership and a mutual fund that invests principally in marketable



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

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


equity securities. The fair value of these investments is based on quoted market prices.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD AND PAYABLE FOR INVESTMENTS PURCHASED - The carrying amounts of these items are a reasonable estimate of their fair value.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

PREPAID  REINSURANCE   PREMIUMS  -  The  fair  value  of  MBIA  Corp.'s  prepaid
reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE - The fair value of MBIA Corp.'s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unidentified claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

INSTALLMENT PREMIUMS - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


                           As of December 31, 1996  As of December 31, 1995
                           -----------------------  -----------------------
                              Carrying   Estimated    Carrying    Estimated
In thousands                    Amount  Fair Value      Amount   Fair Value
--------------------------------------------------  -----------------------
ASSETS:
Fixed-maturity securities   $4,149,700  $4,149,700  $3,652,621   $3,652,621
Short-term investments         169,889     169,889     198,035      198,035
Other investments               14,851      14,851      14,064       14,064
Cash and cash equivalents        3,288       3,288       2,135        2,135
Securities purchased under
  agreements to resell         108,900     124,471         ---          ---
Prepaid reinsurance
  premiums                     216,846     189,631     200,887      174,444
Receivable for
  investments sold                 975         975       5,729        5,729

LIABILITIES:
Deferred premium
  revenue                    1,785,875   1,545,976   1,616,315    1,395,159
Loss and loss adjustment
  expense reserves              59,314      59,314      42,505       42,505
Securities sold under
  agreements to repurchase     108,900     115,838         ---          ---
Payable for investments
  purchased                     48,811      48,811      10,695       10,695

OFF-BALANCE-SHEET INSTRUMENTS:
Installment premiums               ---     287,969         ---      235,371






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